UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2007

Date of Report (Date of earliest event reported)

Northstar Neuroscience, Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51951	91-1976637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (206) 728-1477

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Adoption of Executive Management Cash Bonus Plan.

On April 5, 2007, the Compensation Committee of the Board of Directors of Northstar Neuroscience, Inc. (the “Company”) adopted the Executive Management Cash Bonus Plan (the “Plan”). The Plan is an annual cash bonus plan in which the Company’s management team and other eligible employees, including the Company’s executive officers, are eligible to participate. The Plan provides cash bonuses to participants based on the achievement of certain specified corporate performance goals and individual performance.

In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, the corporate performance goals will be established in advance by the Compensation Committee and measured in terms of, among other things, one or more of the following objectives: clinical trial milestones, including enrollment; investigational device exemption filings and related FDA consents; intellectual property filings and patent issuances; product development milestones; clinical trial data analyses and results; financings and licensing agreements; financial results in comparison to budget; and other significant corporate milestones or individual milestones. Each participant will be eligible to receive a bonus payout calculated by multiplying each participant’s predetermined target bonus by the percentage of corporate goals achieved, and then by an assessment of individual performance.

The Plan will be administered by the Compensation Committee, which will have the sole authority to interpret and construe the terms of the Plan, determine the corporate performance goals, determine the achievement of the corporate performance goals and individual performance, and otherwise determine all bonus payouts under the Plan.

The description in this Item 5.02 is qualified in its entirety by reference to the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Executive Management Cash Bonus Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR NEUROSCIENCE, INC.

Dated: April 6, 2007	By:	/s/ Raymond N. Calvert
Raymond N. Calvert Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Management Cash Bonus Plan.

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